EXHIBIT 23.2

Chavez & Koch, CPA’s, Ltd.
CERTIFIED PUBLIC ACCOUNTANTS Letterhead

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Consumer Direct of America (to be filed on or about November 21, 2002) of our report dated March 22, 2002 appearing in Consumer Direct of America’s Form 10-KSB for the year ended December 31, 2001.

/s/ CHAVEZ & KOCH, CPA’S, LTD.
Henderson, Nevada
November 22, 2002